PRIVILEGED AND CONFIDENTIAL

                         SANDELL ASSET MANAGEMENT CORP.
                               40 West 57th Street
                            New York, New York 10019


                                          December 4th, 2008


Michael Egan
545 Riviera Drive
Naples, FL 34103

Dear Mr. Egan:

     This will confirm our understanding as follows:

     You agree that you are willing, should we so elect, to become a member of a slate of nominees (the "SLATE") of Castlerigg Master Investments Ltd., a British Virgin Islands company (the "NOMINATING PARTY"), to stand for election as directors of Southern Union Company ("SOUTHERN UNION") in connection with a proxy solicitation (the "PROXY SOLICITATION") to be conducted by the undersigned and certain related parties in respect of the 2009 annual meeting of stockholders of Southern Union (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the "ANNUAL MEETING"), expected to be held in May 2009. You further agree to serve as a director of Southern Union if elected. The undersigned agrees on behalf of the Nominating Party to pay the costs of the Proxy Solicitation. At the time your nomination is made public, the undersigned will pay you $25,000 and if you are included on any proxy solicitation materials the undersigned will pay you an additional $25,000.

     You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected, as a director of Southern Union if such nominee later changes his mind and determines not to serve on the Slate or, if elected, as a director of Southern Union. Accordingly, the undersigned is relying upon your agreement to serve on the Slate and, if elected, as a director of Southern Union. In that regard, you are being supplied with a questionnaire (a "QUESTIONNAIRE") in which you will provide the undersigned with information necessary for the Nominating Party to make appropriate disclosure to Southern Union and for the undersigned to use in creating the proxy materials to be sent to stockholders of Southern Union and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation. You agree that (i) you will immediately complete and sign the Questionnaire and return it to the person indicated therein, and (ii) your responses in the Questionnaire will be true, complete and correct in all respects. In addition, you agree that, concurrently with your execution of this letter, you will execute and return to the person indicated in the Questionnaire the attached instrument directed to Southern Union informing Southern Union that you consent to being nominated for election as a director of Southern Union and, if elected, consent to serving as a director of Southern Union. Upon being notified that we have chosen you, we may forward your consent and completed Questionnaire (or summaries thereof) to Southern Union, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter.

     The undersigned agrees on behalf of the Nominating Party that, so long as you actually serve on the Slate, the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof relating solely to your role as a nominee for director of Southern Union on the Slate. Your right of indemnification hereunder shall continue after the Annual Meeting has taken place but only for events that occurred prior to the Annual Meeting and subsequent to the date hereof. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate for election to Southern Union's Board of Directors or for any actions taken by you as a director of Southern Union, if you are elected. Nothing herein shall be construed to provide you with indemnification: (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire or otherwise in connection with the Proxy Solicitation. You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, with respect to any such claim, the undersigned shall be entitled to control your defense with counsel chosen by the undersigned. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

     Each of us recognizes that should you be elected to the Board of Directors of Southern Union all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to Southern Union and to the stockholders and other constituents of Southern Union and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a director of Southern Union.

     This letter sets forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you. This letter shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.


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


     Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

                                            Very truly yours,

                                            SANDELL ASSET MANAGEMENT CORP.


                                            By: /s/ Thomas E. Sandell
                                                -------------------------------
                                                Name:  Thomas E. Sandell
                                                Title: Chief Executive Officer



Agreed to and accepted as
of the date first written above:

/s/ Michael J. Egan
----------------------------------
Name:  Michael J. Egan



























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